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                                                                    EXHIBIT 99.1


        Austin, Texas (September 9, 1997)... TCC Industries, Inc. (NYSE:TEL) Chairman, Walter DeRoeck and President, Robert Thomajan expressed surprise at the extent of the stock market reaction to the Company's announcement last week concerning its entry into the financial services and Title 1 business. They noted that prior to the announcement, the daily volume of trading in the shares of TCC had been quite low while since the announcement, approximately 900,000 shares had been traded. At the same time, in the same last three trading days, the price of TCC shares had risen from about $2.40 to over $5.00. While they both expressed optimism for the future of the Company, they pointed out that there was a considerable task before them and that they were starting from a base that had been weakened over the last several years by continued losses at
the Company's existing subsidiaries.   Mr. DeRoeck declined comment on the
Company's plans for those subsidiaries and the substantial loss that had been already reported this year.

        The existing operating companies of TCC Industries, Inc. design and manufacture specialized bulk material conveying and processing systems for the food, pharmaceutical and chemical industries (the MEYER Group); and design and distribute an extensive line of souvenirs, novelty and gift items for the travel, tourism and entertainment industries (Allen-Lewis Manufacturing Company).

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